As filed with the Securities and Exchange Commission on May 29, 1997


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                AMENDMENT NO. 7
                                      TO
                                SCHEDULE 14D-9
                     Solicitation/Recommendation Statement
                      Pursuant to Section 14(d)(4) of the
                        Securities Exchange Act of 1934


                      GREAT WESTERN FINANCIAL CORPORATION
                            (Name of Subject Company)


                      GREAT WESTERN FINANCIAL CORPORATION
                       (Name of Person Filing Statement)


                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
        (INCLUDING THE ACCOMPANYING PREFERRED STOCK PURCHASE RIGHTS)
                         (Title of Class of Securities)


                                   391442100
                    (CUSIP Number of Class of Securities)


                              J. LANCE ERIKSON, ESQ.
            EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                      GREAT WESTERN FINANCIAL CORPORATION
                              9200 OAKDALE AVENUE
                         CHATSWORTH, CALIFORNIA  91311
                                 (818) 775-3411
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications
                   on Behalf of the Person Filing Statement)


                                    COPY TO:

                           PETER ALLAN ATKINS, ESQ.
                           FRED B. WHITE III, ESQ.
                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               919 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 735-3000



               Great Western Financial Corporation ("Great
          Western") hereby amends and supplements its statement on
          Schedule 14D-9 initially filed with the Securities and Exchange Commission on May 20, 1997, as amended by
          Amendment No. 1 through Amendment No. 6 thereto.

          ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS.

               The following Exhibits are filed herewith:

          Exhibit 37: Letter to Stockholders of Great Western, dated May 29, 1997.

          Exhibit 38: Letter to Stockholders of Great Western, dated May 29, 1997.

          Exhibit 39:    Voting Instruction Form.

          Exhibit 40: Letter Insert from Washington Mutual, Inc. sent with Letters to Stockholders of Great Western, dated May 29, 1997.

          Exhibit 41: Advertisement Insert sent with Letters to Stockholders of Great Western, dated May 29, 1997.

          Exhibit 42:    Newspaper Advertisement, dated May 29,
                         1997.


                                  SIGNATURE

               After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                GREAT WESTERN FINANCIAL CORPORATION

                                By: /s/ J. Lance Erikson
                                    J. Lance Erikson
                                    Executive Vice President, Secretary
                                       and General Counsel

          Dated:  May 29, 1997